SECOND AMENDMENT TO THE

NORTHERN LIGHTS FUND TRUST II

CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of October 23, 2015, to the Custody Agreement, dated as of May 26, 2015, as amended July 24, 2015 (the “Agreement”), is entered into by and between NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add Funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend as follows:

Amended Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NORTHERN LIGHTS FUND TRUST II U.S. BANK, N.A.

By:  /s/ Kevin Wolf                                        By:  /s/ Michael R. McVoy

Name: Kevin Wolf                                         Name: Michael R. McVoy

Title:    President                                            Title: Senior Vice President

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Amended Exhibit B

to the Custody Agreement

Fund Names

Separate Series of Northern Lights Fund Trust II

Name of Series

Balter Discretionary Global Macro Fund

Balter Long/Short Equity Fund

Balter European Long / Short Small Cap Fund

Balter Event Driven Fund

10/2015 - Balter

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